INVENTORY MANAGEMENT AGREEMENT
					PHASE I

	This Inventory Management Agreement-Phase I (as amended from time to time this "Agreement"), is made and entered into April 6, 2001, by and between Enron North America Corp., a Delaware corporation
("Enron"), and Huntco Steel, Inc., a Delaware corporation ("HSI").
This Agreement is effective upon execution but the rights and obligations provided for hereunder shall not commence ("Commencement Date") until 30 days after the satisfaction of the Post Closing Items
(as hereinafter defined) or on such earlier date as the parties hereto ("Parties," each a "Party") agree.

					RECITALS :

	A. The Parties executed a Master Steel Purchase and Sale Agreement of even date herewith (as amended from time to time, the "Master Agreement") regarding the purchase and sale of the specified Commodity thereunder. Any capitalized terms used but not defined herein shall have the meaning set forth in the Master Agreement.

	B. The Parties executed a Warehouse Agreement of even date herewith (as amended from time to time, the "Warehouse Agreement") regarding HSI's provision of storage and warehouse services with respect to the Commodity purchased by Enron under the Master Agreement.

	C.  The Parties executed an Inventory Management Agreement (Phase
II) of even date herewith (as amended from time to time, the "Inventory Management Agreement for Phase II") regarding purchase and sale obligations during the term thereof ("Phase II").

	D. The Parties desire to set forth certain agreements with respect to the purchase and sale of Commodity during the term of this Agreement.

	NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained and intending to be legally bound hereby, the Parties agree as follows:

	1.	Put Options.  During the term of this Agreement HSI and Enron shall comply with the following:

	1.1.	Commodity Purchases.  HSI will notify Enron ("Purchase
Notification") of HSI's anticipated purchase of Commodity from a third party mill ("Commodity Purchase") prior to ordering such Commodity. The Purchase Notification shall include the proposed seller, delivery point, delivery period, specifications, estimated delivery date, volumes, price quotations and all other relevant information for the Commodity Purchase. For each Purchase Notification given to Enron by 10:00 a.m. on any Business Day, then Enron shall elect by the close of business on such Business Day whether it will issue a Put Option under
Section 1.2 of this Agreement with respect to such Purchase
Notification.

	1.2.	Put Option.  Subject to the other terms hereof, for each
Purchase Notification and the corresponding Commodity Purchase, in consideration of the obligations set forth herein, Enron shall sell HSI an option ("Put Option") under the Master Agreement which upon exercise by HSI as the Option Buyer, Enron as the Option Seller shall have the obligation to buy and receive, and HSI as the Option Buyer shall have the obligation to sell and deliver, the Option Quantity, at the Strike Price, and upon the other terms and conditions set forth herein. Each Put Option given in connection with a Commodity Purchase, shall have the following corresponding terms:

		1.2.1.	Trade Date:  The date Enron issues the Put
Option.

		1.2.2.	Option Seller:  Enron.

		1.2.3.	Option Buyer:  HSI.

		1.2.4.	Commodity:  The type of Commodity purchased
under the Commodity Purchase.

		1.2.5.	Delivery Point: A specified HSI Facility.

		1.2.6.	Option Quantity:  Like volumes as set forth in
the Commodity Purchase.

		1.2.7.	Option Term:  From the Trade Date until the
earlier of (a) the date six (6) months after the Trade Date or (b) the date three (3) days after receipt by HSI of the Option Quantity at the Delivery Point from the third party supplier.

		1.2.8.	Strike Price.  Determined in accordance with
Section 1.3.

		1.2.9.	Estimated Delivery Date: The date HSI
anticipates receipt of  such Commodity.

	1.3.	  Put Option Strike Price.  The Strike Price under each Put
Option shall be an amount equal to (a) the Adjusted Index Price less the Applicable Discount, multiplied by (b) the Option Quantity.

		1.3.1.	The "Adjusted Index Price" means, for any Put
Option, (a) PMAG next published after the Trade Date ("Next PMAG"); provided, that Next PMAG for Commodity Purchase from non-U.S. mills shall be the PMAG that is next published after the date which is sixty
(60) days prior to the Estimated Delivery Date of such Commodity plus
(b) the applicable Extras Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule I, plus (c) the Location Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule
I.  The "PMAG" shall have the meaning set forth on Schedule II hereto.

		1.3.2.	The "Applicable Discount" means, for any Put
Option, the sum of the Cost of Carry Discount and the Reserve Discount.

		(a)	The "Cost of Carry Discount" means, for any Put
Option, an amount equal to (i) the Adjusted Index Price less the Reserve Discount, multiplied by (ii) an amount equal to (x) (LIBOR plus 2.25%) divided by 3. "LIBOR" shall mean the LIBOR in effect as of the exercise date of the Put Option ("Date of Put Exercise") as the term LIBOR is defined on Schedule II hereto.

		(b)	The "Reserve Discount" means an amount equal to 10%
of the Adjusted Index Price.

	1.4.	Exercise of Put Option. To exercise a Put Option, HSI shall
(a) ensure that the Option Quantity is present at the Delivery Point,
(b) provide Enron with written notification of its election to exercise the Put Option, and (c) comply with the requirements set out in Section
2.2 of the Warehouse Agreement. With respect to each Put Option exercised prior to3:00 p.m. (Houston time) on a Business Day, Enron shall pay to HSI on the following Business Day the Put Option Strike
Price.  With respect to each Put Option exercised after 3:00 p.m.
(Houston time) on a Business Day, Enron shall pay to HSI on the second Business Day following the Put Option Strike Price. If any Put Option is exercised prior to the publication of the applicable Next PMAG, then Enron will pay to HSI an estimated Strike Price that will be calculated based on the most recently published PMAG as of the date of the exercise of the Put Option. Promptly after the publication of Next
PMAG, Enron shall recalculate the Strike Price for any affected Put
Options and will either invoice HSI for any overpayment, which invoice will be due within ten days, or pay to HSI the amount of any underpayment.

	1.5.	Minimum Annual Purchase Quantity.

		1.5.1.	HSI shall purchase form third party mills and
sell to Enron pursuant to Put Options at least 200,000 Tons of Commodity (the "Minimum Annual Quantity") during the one year period that commences on the Commencement Date and during each one year period that commences on any anniversary of the Commencement Date (each, a "CD Year"), and HSI shall purchase from Enron under Call Options (defined below) at least the Minimum Annual Quantity of Commodity during each CD Year. In connection with the first 200,000 Tons purchased from Enron during each CD Year HSI shall pay Enron a "Base Purchasing Fee" of $10 per Ton. Additionally, in connection with each Ton by which the aggregate Tons that HSI purchases during a CD Year exceed 1,000,000 Tons, HSI shall pay Enron an "Additional Purchasing Fee" of one percent (1%) of the Adjusted Index Price of each excess Ton. To the extent HSI fails to purchase pursuant to Call Options at least the Minimum Annual Quantity (for any reason whatsoever) in any CD Year, HSI shall pay Enron a "Purchasing Shortfall Fee" of $10 per Ton for each Ton that HSI's actual purchases pursuant to Call Options in any CD Year are less than the Minimum Annual Quantity. Payment of the Purchasing Shortfall Fee shall be the only remedy available to Enron for HSI's failure to purchase the Minimum Annual Quantity. All the fees described in this
Section 1.5.1 are collectively referred to herein as the ("Purchasing
Fees").

		1.5.2.	HSI shall pay to Enron a monthly payment equal
to $166,666.67 (the "Monthly Payment"), which shall be paid the month in which the Commencement Date takes place and each month thereafter up to and including the month in which Phase II commences (as described in Section 4.1). Payment of the Monthly Payment shall be made on the last Business Day of each month and shall be credited against the Purchasing Fees.

		1.5.3.	At the end of each CD Year and at the end of
the Term, Enron will provide an invoice to HSI containing the calculation of the amount of the Base Purchasing Fee, the Additional Purchasing Fee and the Purchasing Shortfall Fee for the applicable CD Year. All amounts owed by HSI pursuant to this Section 1.5.3 shall be paid by HSI by wire transfer within two (2) Business Days after receipt of such invoice from Enron. Upon the commencement of Phase II, the terms of Section 1.5 of the Inventory Management Agreement for Phase II shall supercede the provisions of this Section 1.5.

	1.6.	Limitations.  Notwithstanding the foregoing, Enron shall
not be obligated to issue a Put Option or Call Option or perform under any Put Option or Call Option if (a) an Event of Default has occurred and is continuing under the Transaction Documents, (b) the consummation thereof would otherwise cause HSI to exceed the Inventory Cap (as defined below), (c) HSI fails to order the Commodity which is the subject of the corresponding Commodity Purchase, or (d) the Commodity purchased under the corresponding Commodity Purchase is not delivered to the appropriate HSI Facility. The "Inventory Cap" as used herein shall be deemed to be exceeded if (after taking into account the Commodity to be purchased under the proposed Transaction) either the Inventory Volume Cap or the Inventory Credit Cap is exceeded. The "Inventory Volume Cap" shall be exceeded if the number of Tons subject to all open Transactions (the "Outstanding Tons") including all Call Option and Put Options and all open Transactions under the Inventory Management Agreement for Phase II exceeds the greater of (i) 400,000 Tons or (ii) the total Tons purchased by HSI under all Call Options during the preceding 12 month period divided by three (3). The "Inventory Credit Cap" shall be exceeded if the sum of (A) the amount paid or payable by Enron with respect to the Outstanding Tons
(excluding the amount paid or payable with respect to unexercised Put Options) plus (B) any other amounts owed under the Transaction
Documents other than principal and interest due under the Credit Agreement, exceeds $55,000,000.

	1.7.	Enron's Option.  If Commodity is delivered to HSI at a HSI
Facility and such Commodity is not subject to a Put Option or is otherwise not put to Enron, then Enron may at its option buy such Commodity as though it were being put to Enron under the terms of a Put Option. The Purchase Price for any such Commodity shall be the same as the Put Option Strike Price except that the PMAG used in calculating the purchase price shall be the most recently published PMAG as of the date of purchase. As to any such purchases, Enron shall issue a Call Option as provided for in Section 2.1 below.

	2.	Purchases from Enron.

	2.1.	Call Option.  Subject to the other terms hereof, upon
exercise of a Put Option, Enron will sell HSI an option ("Call Option") under the Master Agreement which upon exercise by HSI as the Option Buyer, Enron as the Option Seller shall have the obligation to sell and deliver, and HSI as the Option Buyer shall have the obligation to buy and receive, at the Delivery Point, the Option Quantity, at the Strike Price, and upon the other terms and conditions of the Transaction Documents including those pertaining to the physical purchase and sale of such Option Quantity. Each Call Option given in connection with the exercise of a Put Option, shall have the following corresponding terms:

		2.1.1.	Trade Date:  The Date of Put Exercise.

		2.1.2.	Option Seller:  Enron.

		2.1.3.	Option Buyer:  HSI.

		2.1.4.	Commodity:  The type of Commodity sold under
the Put Option.

		2.1.5.	Delivery Point:  The Delivery Point under the
Put Option.

		2.1.6.	Option Quantity:  Like volumes as set forth in
the Put Option.

		2.1.7.	Option Term:  120 days.

		2.1.8.	Strike Price.  Determined in accordance with
Section 2.2.

	2.2.	Call Option Strike Price.  The Strike Price for Commodity
purchased under a Call Option shall be equal to the product of (a) the Adjusted Index Price less the Adjusted Discount, and (b) the Tons of Commodity purchased on such Date.

		2.2.1.	The "Adjusted Index Price" means, for any Call
Option, (a) PMAG next published after the date the Call Option is exercised ("Date of Call Exercise"), plus (b) the applicable Extras Adjustment for such Commodity determined in accordance with the Extras Adjustment Schedule attached as Schedule I, plus (c) the Location Adjustment for such Product determined in accordance with the Location Adjustment Schedule attached as Schedule I.

		2.2.2.	The "Adjusted Discount" means, for any Call
Option, the sum of (i) the Reserve Discount for the corresponding Put Option, and (ii) the Unused Cost of Carry.

		2.2.3.	The "Unused Cost of Carry" means, for any Call
Option, the product of (i) the number of days between the Date of Call Exercise and the final date of the Option Term and (ii) the Cost of Carry Discount under the corresponding Put Option divided by 120.

	2.3.	Exercise of Call Option.  HSI may exercise a Call Option
only under the following procedure.

		2.3.1.	On or before 10:00 a.m. (Houston time) of each
Business Day HSI will give Enron written notice of its election to exercise any Call Option ("Notice of Exercise") under which it desires to receive Commodity on or before the following Business Day. The Date of Call Exercise shall be the date the Notice of Exercise is given and each such notice shall be irrevocable. Enron will inform HSI of the Estimated Call Option Strike Price on or before the close of business on the Date of Call Exercise. HSI shall pay the Estimated Call Option Strike Price to Enron prior to taking delivery of such Commodity and not later than the close of business on the day after the Date of Call Exercise. If a Call Option is not timely and properly exercised, it will expire and neither Party shall have any further rights or liabilities with respect to such Call Option except for the obligations set forth in Section 2.3.5 and 2.3.6. The "Estimated Call Option Strike Price" shall be calculated by Enron based on the Adjusted Index Price for such Call Option using the most recently published PMAG as of the Date of Call Exercise.

		2.3.2.	Upon Enron's notification to HSI of its receipt
of the Estimated Call Option Strike Price, HSI may take delivery of and title to the Commodity purchased under the Call Option shall transfer to HSI.

		2.3.3.	HSI shall have the right on any Business Day to
exercise Call Options and take immediate delivery and title to the Commodity thereunder, so long as (a) immediately following exercise of such Call Options the aggregate unpaid amount that HSI owes Enron with respect to all Call Options exercised under this Section 2.3.3 is less than $100,000 and (b) no Event of Default has occurred and is continuing. In connection with Call Options exercised under this
Section 2.3.3, HSI shall make payment in full to Enron of the Estimated Call Option Strike Price (as described in Section 2.3.1) by not later than 2:00 p.m. (Houston time) of the Business Day after the day HSI exercises such Call Option.

		2.3.4.	Promptly after each publication of PMAG, Enron
shall calculate the actual amount that was due in connection with all Call Options exercised during the period commencing with the last publication of PMAG and for which the Estimated Call Option Strike Price was due or paid and Enron will thereafter either invoice HSI for any underpayment, which invoice will be due within ten days, or pay to HSI the amount of any overpayment.

		2.3.5.	Five days prior to the expiration of each
unexercised Call Option, HSI shall deliver to Enron all mill and test certificates and other documentation with respect to the Commodity that is subject to such Call Option.

		2.3.6.	It is contemplated hereunder that Enron may
sell to third parties Commodity that was acquired by Enron pursuant to a Put Option and is subject to a Call Option. If HSI does not deliver to Enron a Notice of Exercise prior to the expiration of the Option Term and Enron has sold during such Call Option's Option Term a portion of the Commodity that was subject to such Call Option to third parties, then with respect to the Tons of Commodity sold to third parties, Enron shall pay to HSI a Cost of Carry Rebate (hereinafter defined) which
shall be payable on the expiration of the applicable Option Term.   The
"Cost of Carry Rebate" shall be a per Ton payment equal to the product of (i) the Cost of Carry Discount under the corresponding Put Option multiplied by (ii) the number of days between the date Enron sold such Commodity to a third party and the date Enron acquired replacement Commodity available to HSI divided by 120.

		2.3.7.	Following proper delivery by HSI of the Notice
of Exercise, Enron as the Option Seller shall have the obligation to sell and deliver, and HSI as the Option Buyer shall be obligated to buy and receive the designated Commodity. Failure to sell and deliver or buy and receive shall obligate the non-performing party to pay the amounts specified for such non-performance in the Master Agreement. In addition to the remedies set forth in the Master Agreement, if (a) HSI gives a proper Notice of Exercise and is otherwise entitled to exercise a Call Option, (b) such Notice of Exercise is given in connection with a bona fide customer order for Commodity, (c) Enron does not deliver the requested Tons of Commodity to HSI because Enron has sold them to a third party and (d) HSI is entitled to a payment from Enron under
Section 6.3 of the Master Agreement for Enron's non-delivery, then Enron shall pay HSI an additional per Ton payment equal to the Cost of Carry Discount under the corresponding Put Option for each Ton Enron was required to but did not deliver.

	3.	Forecasting.  HSI shall provide Enron with annual and monthly forecasts of its Commodity requirements by type, volume, location, and anticipated delivery dates and such forecasts shall note any specific mill requirements and seasonal factors. HSI will deliver an annual forecast on the date of this Agreement and on each December 15th hereafter that includes a month by month forecast for the following twelve (12) month period. HSI will deliver a four (4) month rolling forecast, on the last Monday of each month that shall include a month-by-month forecast for the following four (4) months. The monthly forecasts in each rolling forecast shall comply with the following accuracy standards: (i) the forecast for the month immediately following delivery of such rolling Forecast shall designate as accurately as possible the types, volumes, locations and anticipated delivery dates that HSI expects to take Commodity in such month, (ii) the forecast for the second month following delivery of such rolling forecast shall designate as accurately as possible the types, volumes, locations and anticipated delivery dates that HSI is reasonably certain to take Commodity in such month, (iii) the forecast for the third and fourth month following delivery of such rolling forecast shall designate HSI's best estimate of the types, volumes, locations and anticipated delivery dates for Commodity in such months.

	4.	Covenants.

	4.1.	Term.	The term of this Agreement ("Term") shall begin on
the Commencement Date and continue in full force and effect until Phase
II has commenced and all Transactions entered into pursuant to the terms of this Agreement have been consummated and all amounts due with respect to such Transactions or otherwise due hereunder have been paid. Phase II shall commence on the date that is eighteen (18) months after the date of this Agreement (the "Scheduled Phase II Commencement
Date"), unless HSI gives Enron 90 days prior written notice of its election to cause Phase II to commence prior to the Scheduled Phase II Commencement Date. Such written notice shall specify an earlier
Scheduled Phase II Commencement Date, which date shall be the first day of a calendar month. Any notice from HSI of an early commencement of Phase II shall be irrevocable. Upon the commencement of Phase II all new Transactions shall be completed in accordance with the terms of that certain Inventory Management Agreement for Phase II dated as of even date herewith by and between HSI and Enron. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the termination of the Warehouse Agreement.

	4.2.	Foreign Purchase Limit.  The amount of Commodity milled
outside of the United States that is ordered by HSI in any calendar quarter shall not exceed 30% (measured in Tons) of the total amount of Commodity ordered by HSI in such calendar quarter.

	4.3.	Exclusivity. All of HSI's Commodity purchases from Enron
shall be made pursuant to the terms of this Agreement and the Master Agreement. Neither HSI nor any of its Affiliates shall purchase Commodity from any third party during the term of this Agreement except for (i) purchases from third party mills that are made in compliance with Section 1.1 and 1.2, and (ii) purchases from third party mills that are permitted because Enron has elected not to supply such Commodity pursuant to Enron's rights as set forth in Section 1.6.

	4.4.	Processing.  HSI shall only process Commodity that (a) is
in its current inventory as of the date of this Agreement, (b) has already been ordered from a third party supplier as of the date of this Agreement, (c) is purchased in accordance with the terms of this Agreement, or (d) is owned by a third party and is being processed pursuant to a customer tolling agreement.

	4.5.	Adjustments to Index Price and PMAG.

		4.5.1.	Commencing with the six month period beginning
on June 30, 2001, and for each six month period that begins on December 31st or June 30th thereafter, each Party shall have the right to request one adjustment to the method of determining the Adjusted Index Price if such Party believes that the components of the Adjusted Index Price for any Delivery Point fail in any material respect to accurately reflect the market price for such Commodity (the "Market Amount") assuming a purchaser similar to HSI as to volumes purchased, location of deliveries, creditworthiness and otherwise in the position of HSI. If the Parties agree upon the adjustment, then Enron shall adjust the components to the Adjusted Index Price, as reasonably determined by the Parties, to cause the Adjusted Index Price in future periods to materially correspond with the expected Market Amount for the Commodity for such periods, such adjustment to be evidenced by an amendment to
Schedule I prepared by Enron. If the Parties are unable to agree as to whether the components of the Adjusted Index Price accurately reflect the Market Amount or if HSI does not agree to Enron's proposed adjustments, either Party may promptly notify the other in writing of such disagreement, setting forth in reasonable detail the basis therefor. Enron and HSI shall cooperate in good faith to resolve such disagreement within 10 Business Days of such notification. If Enron and HSI are unable to resolve the disagreement within such period, either Party may institute dispute resolution proceedings in accordance with Section 7 of the Master Agreement. Until resolution of such dispute, the Adjusted Index Price in effect prior to the disputed determination or adjustment shall remain in effect. Upon resolution of the dispute, the resulting determination or adjustment shall become effective for the Commodity, retroactive to the date of the delivery of a notice of a request for adjustment. The difference with respect to such revised Adjusted Index Price for the period of the dispute shall be paid by the owing Party within 10 days of the final determination.

		4.5.2.	In the event that PMAG ceases to be published
or is otherwise no longer available, then Enron shall use a substitute index in place of PMAG that is publicly available and is based on substantially the same market information that PMAG was based on. If there is no suitable publicly available substitute index then Enron and HSI shall construct a formula that generates a replacement index and is based on substantially the same market information that PMAG was based on. Any substitute index that is implemented pursuant to this Section
4.5.2 shall be used for all purposes of this Agreement in the same manner which PMAG was previously used in this Agreement and shall be subject to subsequent adjustment as provided in Section 4.5.

	4.6.	Taxes.  HSI will be responsible for payment of all taxes in
connection with the purchases and sales of commodity contemplated by this Agreement and the other Transaction Documents except for Enron's income taxes.

	4.7.	Sales.  HSI shall not sell an amount of unprocessed
Commodity in any month that is greater than twenty percent (20%), measured in Tons, of all Commodity that HSI sells in such month, provided, that cold roll steel products shall be excluded from all calculations with respect to this Section 4.7.

	5.	Records and Audits.	HSI will maintain accurate and complete
records with respect to the Commodity purchased and sold during the term of this Agreement. HSI shall send to Enron in Houston via email
(or other mutually acceptable format) daily reports detailing the Enron Commodity at each HSI Facility in form and substance reasonably satisfactory to Enron and each day's report shall be delivered to Enron not later than 8:00 a.m. of the following day. HSI shall permit
Enron's employees, representatives, agents and authorized designees to examine and verify HSI's records with respect to any Commodity subject to the terms of the Master Agreement and to inspect any Commodity in the possession or under the control of HSI, wherever located. All such inspections shall be conducted during normal business hours. Without limiting the generality of the foregoing, Enron shall have the right
(but not the obligation) to have its employees, representatives, agents or authorized designees present at the HSI Facilities or at any of HSI's offices or other facilities (a) to audit HSI's record-keeping with respect to the Commodity, (b) to ensure proper identification, tracking and storage of the Commodity or (c) for such other purposes as Enron shall determine in its sole discretion; provided, however, that Enron shall not incur, whether by the performance or non-performance of such undertakings, any liability on account thereof.

	6.	Security Interests.

	6.1.	True Sale.  The Parties intend that the sale and purchase
of Commodity or other steel products pursuant to this Agreement, the Master Agreement and each Confirmation issued thereunder shall be treated as a true sale. If the sale arrangements provided for hereunder are ever deemed to be a financing and not a true sale, the Parties agree that all Commodity and steel products that by the terms of this Agreement are owned by Enron but which are determined because of a recharacterization or otherwise to be owned or deemed to be owned by HSI (the "Enron Inventory Collateral") shall be subject to the lien and security interest granted in favor of Enron pursuant to Section 6.2 below.

	6.2.	Security Agreement.  As security for the payment of the
obligations of HSI hereunder and under the other Transaction Documents, together with any increases, extensions, and rearrangements of such obligations under any amendments, supplements, and other modifications thereof, HSI hereby grants to Enron a first priority security interest in all of HSI's present and future right, title, and interest in and to the following collateral: (i) any Enron Inventory Collateral in transit to or stored at any HSI Facility, (ii) all payments under any insurance, indemnity, warranty, or guaranty of or for any Enron Inventory Collateral, and (iii) all books and records of HSI relating to the foregoing including mill certifications. HSI shall execute, deliver, and file such financing statements as are necessary to perfect the foregoing interest. HSI hereby represents and warrants that there is no other security interest in any of the above described collateral and HSI shall not grant or permit to exist any other security interest in any of such collateral.

	6.3.	Foreclosure on Collateral.  Upon the occurrence of any
Event of Default by HSI under any of the Transaction Documents, Enron may exercise all the rights and remedies of a secured Party under the Uniform Commercial Code ("UCC") as in effect in the State of Texas whether or not the affected collateral is located in Texas. Enron may sell any collateral at one or more public or private sales, at the office of Enron or elsewhere, for cash or credit and upon such other terms as Enron deems commercially reasonable. Enron may bid at any such sale. HSI agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, HSI hereby deems ten days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if the collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. Enron shall not be obligated to make any sale of collateral regardless of notice of sale having been given. Enron may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of Enron, Enron shall have the right to cause subsequent sales to be made hereunder. The remedies described in this Section 6.3 shall be cumulative with all other remedies of Enron hereunder or under any other Transaction Document and no delay in enforcing the foregoing shall act as a waiver of Enron's rights hereunder or thereunder.

	7.	Storage.	Contemporaneously with the execution of this
Agreement, the Parties have entered into a Warehouse Agreement under which HSI shall provide storage, warehouse, and related services to Enron at each of HSI's Facilities, all as more fully provided for in the Warehouse Agreement.

	8.	Events of Default.

	8.1.	An event of default ("Event of Default") with respect to a
Party (the "Defaulting Party") shall mean any of the following:

		8.1.1.	the failure of Defaulting Party to pay when due
any required payment under this Agreement and such failure is not remedied within three (3) Business Days after written notice thereof;

		8.1.2.	the failure of the Defaulting Party to perform
or otherwise comply with Section 4.2, 4.3, 4.4 or any material provision of this Agreement to be performed by it, which failure remains uncured for more than thirty (30) days after written notice thereof;


		8.1.3.	any representation or warranty made or deemed
made by the Defaulting Party herein or in any written statement or certificate at any time given by any such Party pursuant to this Agreement shall be false or misleading in any material respect on the date as of which made or deemed made;

		8.1.4.	the occurrence of either (a) six (6) Delivery
Failures (defined below) in any calendar year or (b) three (3) Delivery Failures in any two consecutive calendar quarters. A "Delivery Failure" shall occur when all of the following take place with respect to the requested exercise of a Call Option: (a) HSI gives a proper Notice of Exercise and is otherwise entitled to exercise such Call Option, (b) such Notice of Exercise is given in connection with a bona fide customer order for Commodity, (c) Enron does not deliver the requested Tons of Commodity to HSI because Enron has sold them to a third party, (d) HSI is entitled to a payment from Enron under Section
6.3 of the Master Agreement for Enron's non-delivery, (e) following Enron's failure to deliver, HSI provides Enron with a notice stating that it needs delivery of the Commodity within 48 hours to fill a bona fide customer order (together with documents confirming same) and (f) Enron fails to deliver such Commodity to HSI within 48 hours of receiving the notice described in (e) above; or

		8.1.5.	the occurrence as to such Party of any event of
default under any other Transaction Document.

	9.	Remedies.  Upon the occurrence and during the continuance of an Event of Default, the non-defaulting Party shall have all of the rights and remedies provided for in the Master Agreement and all remedies afforded by law or at equity, which remedies shall be cumulative.

	10.	Warranty Claims Handling.

	10.1.	HSI shall be responsible for examining all Commodity that
is delivered to a HSI Facility and shall not exercise a Put Option with respect to any Commodity that fails to meet the specification set out on
Schedule 1 to the Master Agreement or which is otherwise defective.

	10.2.	With respect to Commodity Enron conveys to HSI pursuant to
the Master Agreement, Enron hereby assigns to HSI all warranties received by Enron under the purchase arrangements for such Commodity. Pursuit of rights under such warranties shall be the sole and exclusive remedy of HSI with respect to any Commodity that fails to meet the specifications for which HSI has contracted or which is otherwise defective. Enron shall cooperate with HSI in pursuing any such rights. Enron makes no warranties with respect to Commodity which Enron conveys to HSI pursuant to the Master Agreement and all warranties with respect thereto are hereby expressly disclaimed.

	10.3.	THE FOREGOING WARRANTIES ARE EXCLUSIVE, AND ARE IN LIEU OF
ALL OTHER WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESCRIPTION, QUALITY, OR ANY OTHER MATTER WITH RESPECT TO ALL COMMODITY TO WHICH THIS AGREEMENT OR THE MASTER AGREEMENT RELATE.

	11.	LIMITATION OF LIABILITY.	EACH PARTY'S LIABILITY TO THE
OTHER PARTY FOR BREACH HEREOF OR DEFAULT HEREUNDER SHALL BE LIMITED TO
DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE
SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR
IN EQUITY ARE WAIVED.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE
OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT OR ANY OTHER
TRANSACTION DOCUMENT, TRANSACTION OR CONFIRMATION FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT, IN
CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  THIS SECTION 11
SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED HEREBY.

	12.	Miscellaneous.

	12.1.	Miscellaneous.  All of the provisions set forth in Section
8 of the Master Agreement are incorporated by reference herein and shall apply to this Agreement as though each reference to the Master Agreement in such Section was a reference to this Agreement.

	12.2.	Designated Representatives. As set forth on Exhibit A
hereto, each Party shall designate two representatives who shall serve as the primary and secondary contacts of such Party for all operational aspects contemplated by this Agreement and the other Transaction Documents including, but not limited to, forecasts, purchases and record reporting. The names of a Party's designated representatives may be changed at any time by either Party by giving prior written notice to the other.

	12.3.	Payments.  Unless otherwise specified by the receiving
Party, all amounts to be paid hereunder or under the Master Agreement shall be paid by wire transfer into the account specified from time to time by the receiving party.

	12.4.	Financing Arrangements.  Enron may pledge, encumber,
assign, sell or otherwise transfer Commodity or other steel products or any rights thereto to a third party in connection with Enron's borrowing and / or financing activities regardless of whether such Commodity or other steel products are subject to a Call Option or other Transaction under the Master Agreement. If the Commodity or other steel products subject to such pledge, encumbrance, assignment, sale or other transfer are not removed from the HSI Facility where they are located (because of or in connection with such transaction) then, Enron shall not be obligated to pay any Cost of Carry Rebate with respect to such Commodity or other steel products because of such pledge, encumbrance, assignment, sale, or other transfer or the transactions related thereto, and for purposes of the Warehouse Agreement and all other Transaction Documents such Commodity or other steel products shall be treated the same as all other Enron Inventory Collateral that is not subject to such a financing transaction.
This Agreement is subject to the terms of that certain Post Closing Agreement of even date herewith entered into by and among the Parties and certain other signatories provided for therein. The Post Closing Agreement provides for the satisfaction of certain specified requirements ("Post Closing Items") more fully described therein. THIS WRITTEN AGREEMENT, THE TRANSACTION DOCUMENTS AND THE POST CLOSING AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.



	IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by a duly authorized representative as of the day and year first above written.


						ENRON NORTH AMERICA CORP.


						By:
							______________________________
						Name:
							______________________________
						Title:
							______________________________


						HUNTCO STEEL, INC.


						By:
							______________________________
						Name:
							______________________________
						Title:
							______________________________